Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 6, 2020

IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special outside counsel to IAC/InterActiveCorp, a Delaware corporation (“IAC”), in connection with the Registration Statement on Form S-3 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to or incorporated by reference therein or attached as an exhibit or schedule thereto) to be filed on the date hereof with the Securities and Exchange Commission in connection with the registration, pursuant to the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), that is automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder of an indeterminate number of shares of Class M common stock, par value $0.001 per share, of IAC (the “IAC Class M Common Stock”).

The prospectus that is part of the Registration Statement as supplemented in the future by one or more supplements to the prospectus (each, a “Prospectus Supplement”) will provide for the issuance and sale by IAC of shares of IAC Class M Common Stock, which may be offered pursuant to Rule 415 under the Act.

We have examined and relied on (i) the Registration Statement, (ii) the Transaction Agreement, dated as of December 19, 2019 and amended as of April 28, 2020, by and among IAC, IAC Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of IAC, Valentine Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of IAC, and Match Group, Inc., a Delaware corporation (the “Transaction Agreement”), and (iii) the certificate of incorporation and the bylaws of IAC as currently in effect and the form of the amendments to the certificate of incorporation and the bylaws of IAC that are proposed to be adopted in connection with the transactions contemplated by the Transaction Agreement.  We have assumed such amendments will be in effect at the contemplated times and all previously authorized preferred stock of IAC will have been returned to authorized and unissued status.  We have also examined and relied on the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter.  As to questions of fact material to this opinion, we have relied and will rely upon oral and written representations of IAC and certificates or comparable documents of public officials and of officers and representatives of IAC.

In such examination, we have assumed without verification (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the authenticity of the originals of such documents submitted to us as certified copies; (d) the conformity to originals of all documents submitted to us as copies; (e) the authenticity of the originals of such documents; (f) that all documents submitted to us as certified copies are true and correct copies of such originals; (g) the legal capacity of all individuals executing any of the foregoing documents; (h) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (i)  such shares of IAC Class M Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement(s); (j) a definitive purchase, underwriting, agency or similar agreement with respect to any shares of IAC Class M Common Stock offered (the “Purchase Agreement”) will have been duly authorized and validly executed and delivered by the parties thereto; and (k) at the time of any issuance of the shares of IAC Class M Common Stock there will be sufficient authorized but unissued shares of IAC Class M Common Stock reserved for such issuance.  We have also assumed that, at the time of any issuance of the shares of IAC Class M Common Stock, IAC is and will remain duly organized, validly existing and in good standing under the laws of the State of Delaware and that IAC will have duly authorized the issuance of the shares of IAC Class M Common Stock and related matters.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications set forth in this letter, we are of the opinion that, with respect to any shares of IAC Class M Common Stock to be offered by IAC pursuant to the Registration Statement (the “Offered IAC Class M Common Shares”), when (a) the Registration Statement, as finally amended (including all necessary post-effective amendments thereto), has become effective under the Act; (b) an appropriate Prospectus Supplement or term sheet with respect to the Offered IAC Class M Shares has been prepared, delivered and filed in compliance with the Act; and (c) certificates in the form required under the General Corporation Law of the State of Delaware representing the Offered IAC Class M Common Shares are duly executed, countersigned, registered and delivered (or, if permissible, appropriate steps to effect and evidence the issuance of the Offered Class M Common Shares in uncertificated, book-entry form are taken) upon payment of the agreed upon consideration therefor, the Offered IAC Class M Common Shares, when issued and sold in accordance with the Purchase Agreement and in the manner contemplated by the terms of the Transaction Agreement, will be validly issued, fully paid and nonassessable.

This opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.  Furthermore, the manner in which any particular issue relating to this opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved choose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York.  We have not considered, and we express no opinion as to any law other than the General Corporation Law of the State of

Delaware and the federal securities laws of the United States of America, in each case as in effect on the date hereof.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of copies of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz